October 22, 1996



Mr. Donald W. Anderson
1731 Simpson Street
Falcon Heights, MN  55113

Dear Don:

Information Advantage is pleased to offer you an executive position as Vice President and Chief Financial Officer. In this role, you will be responsible for all aspects of our financial, administrative, human resource and internal operational systems. As a Corporate Officer, you will be expected to strongly influence the overall direction of the business, which will include active involvement with the Board of Directors. You will be the lead executive for the development of our business planning activity and the preparation for a future IPO.

The specific elements of this employment offer are as follows:

COMPENSATION:

Your on-target earnings will be $160,000. This compensation will be structured with a base salary, quarterly MBO's, quarterly incentives and an annual incentive. Specifically:

          Base Salary            $126,000
          Quarterly MBO's          12,000 ($3,000/quarter)
          Quarterly Incentive      12,000 ($3,000/quarter)
          Annual Incentive         10,000
                                 --------
                                 $160,000

Initially, the Quarterly and Annual Incentives will be based on revenue attainment. This will shift over time to an earnings-based incentive. The Quarterly Incentive will be paid proportionately, for achievement about 90% of plan. The Annual Incentive is paid for 100% of plan.

ANNUAL COMPENSATION REVIEW:

The Compensation Committee of the Board of Directors will review your overall compensation package annually to ensure that your incentive opportunities are consistent with your contributions and value to the firm.

STOCK OPTIONS:

You will receive a grant of 200,000 incentive stock options. These options vest over five (5) years and will be valid for ten years. The price will be consistent with all other employees hired during this time period. Based on the current conditions of the business, these incentive stock options have been priced at $.45 per share. Additional stock grants are made periodically to key members of the organization that have high, long term value to the business.
The details of the Company's Incentive Stock Option Plan are attached.

CHANGE OF OWNERSHIP:

In the event of a change of ownership, you will receive accelerated vesting of your incentive stock options, unless you remain employed in a comparable capacity in the acquiring entity or in the entity resulting from the change of ownership. A comparable capacity will mean senior financial management position of equal or higher responsibility or compensation, with an executive level responsibility in Minneapolis and with comparable duties and responsibilities. If your employment should terminate (for reasons other than cause) or if you are not employed in a comparable capacity, as described above, as a consequence of acquisition or change in ownership, you will have a severance payment equal to twelve (12) months of base compensation and vesting acceleration as follows:

               Change of Ownership Timing       Accelerated Vesting
               --------------------------       -------------------------------
               - If change of ownership         75% - up to a maximum gain of
                 occurs within two (2)          $1.2 million
                 years of your first day
                 of employment and the
                 Company is still
                 private

               - If change of ownership         100%
                 occurs after IPO

GUARANTEE AND SEVERANCE:

You will receive a 100% guarantee of your MBO and Quarterly Incentive payment during the remainder of 1996 and a 75% guarantee for the first quarter of 1997. If you are terminated for any reason (other than cause) you will receive a severance payment equal to twelve (12) months of base compensation.

BENEFITS:

Information Advantage has a full range of benefits that are quite strong for a company at our stage of development. This includes medical, dental and 401(k) plans. A summary of our plan is attached.

CONFIDENTIALITY AND NON-COMPETE:

All employees are required to sign the attached confidentiality and non-compete agreement prior to their first day of employment.

FIRST DAY OF EMPLOYMENT:

Let's target November 24, 1996 as your first date of employment.


Don, I am looking forward to having you on the team. Your diverse talents and strong leadership skills will accelerate our development as an organization and success in the marketplace. IA is well positioned for growth and profitability. We have a lot of important work ahead; but the journey promises to be both rewarding and exciting. Please let me know if any parts of this offer require clarification or further dialog.

Very truly yours,

INFORMATION ADVANTAGE, INC.



Larry J. Ford
President and Chief Executive Officer



LJF/ss
Enclosures



IF YOU ARE IN AGREEMENT WITH THIS OFFER LETTER, PLEASE SIGN BELOW, NOTE YOUR INTENDED START DATE AND RETURN TO LARRY J. FORD.


Accepted by                         Date:              Start Date:
            -----------------------       ------------             ------------
            Donald W. Anderson